United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  March 3, 2010

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 3, 2010, Steven J. Armond resigned from his position as Chief Financial Officer of American CareSource Holdings, Inc. (the “Company”), effective March 8, 2010 (the “Resignation Date”).

The Company has agreed to pay Mr. Armond an aggregate of approximately $106,600 over the next six months and continue to provide certain employee benefits during such period.  The Company will also pay Mr. Armond (i) any portion of Mr. Armond’s 2009 performance bonus remaining unpaid as of the Resignation Date and (ii) the pro rata share of Mr. Armond’s 2010 performance bonus, if any, remaining unpaid as of the Resignation Date.

(c)

On March 8, 2010, the Company announced the appointment of Matthew D. Thompson as Interim Chief Financial Officer to succeed Mr. Armond, effective immediately.

Mr. Thompson joined the Company as Controller and Principal Accounting Officer in April 2008.   Prior to joining the Company, Mr. Thompson was Director of Financial Reporting at Highland Financial Partners, L.P., an affiliate of Highland Capital Management L.P., in Dallas, Texas.  Prior to that, he spent nine years with publicly-held Tyler Technologies, Inc., a Dallas-based leading provider of integrated, end-to-end information management solutions and services to local governments.  While there, Mr. Thompson served in various positions, most recently as Division Controller of Tyler’s Courts & Justice and Appraisal & Tax Divisions. Before joining Tyler Technologies, Mr. Thompson spent five years with Ernst & Young LLP.  Mr. Thompson, a Certified Public Accountant, earned his Bachelor’s of Business Administration degree from Baylor University in Waco, Texas. He is a member of both the American Institute of Certified Public Accountants as well as the Texas Society of Certified Public Accountants.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press release of the Company, dated March 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: March 8, 2010	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Principal Accounting Officer and Controller